Free Writing Prospectus to Preliminary Pricing Supplement No. 6,742

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 3, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year Morgan Stanley S&P 500® Index Callable Jump Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Index (“SPX”)
Call feature:	Beginning after one year, quarterly, based on the output of a risk neutral valuation model. See the accompanying preliminary pricing supplement.
	Redemption dates:		Redemption payments:
	1st:	4/1/2026	At least $1,080
	2nd:	7/1/2026	At least $1,100
	3rd:	10/1/2026	At least $1,120
	4th:	12/31/2026	At least $1,140
	5th:	4/1/2027	At least $1,160
	6th:	7/1/2027	At least $1,180
	7th:	9/30/2027	At least $1,200
	8th:	12/30/2027	At least $1,220
Redemption dates and payments:	9th:	3/30/2028	At least $1,240
	10th:	6/29/2028	At least $1,260
	11th:	9/29/2028	At least $1,280
	12th:	12/29/2028	At least $1,300
	13th:	3/29/2029	At least $1,320
	14th:	6/29/2029	At least $1,340
	15th:	10/1/2029	At least $1,360
	16th:	12/31/2029	At least $1,380
Pricing date:	March 26, 2025

Final observation date:	March 26, 2030
Maturity date:	March 29, 2030
CUSIP:	61778CP41
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225012101/ms6742_424b2-06371.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Payment (per note)
1st Redemption Date:	--
2nd Redemption Date:	$1,100
The notes are redeemed on the second quarterly redemption date. Investors will receive $1,100 per note on the related redemption date, corresponding to an annual return of approximately 10.00%.

Hypothetical Payout at Maturity[1]
Assuming the notes are not redeemed prior to, and remain outstanding until, maturity:
Change in Underlying Index	Return on Notes
+40%	40%
+30%	30%
+20%	20%
+15%	15%
+10%	10%
+5%	5%
0%	0%
-5%	0%
-10%	0%
-15%	0%
-20%	0%
-30%	0%
-40%	0%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The notes have early redemption risk.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is approximately $945.00 per note, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the notes is not equivalent to investing in the underlying index.

●The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Index

●Adjustments to the underlying index could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.